SUB-ITEM 77Q1(a)

Appendix A, dated February 15, 2011, to the Master Amended and Restated By-Laws for MFS Series Trust XIII, dated January 1, 2002 as revised through August 22, 2007, is contained in Post-Effective Amendment No.45 to the Registration Stateme nt of MFS Series Trust XIII (File Nos. 2-74959 and 811-3327), as filed with the Securities and Exchange Commission via EDGAR on March 10, 2011, under Rule 485 u nder the Securities Act of 1933. Such document is incorporated herein by referen ce.

An Amendment, dated February 18, 2011, to the Amended and Restated Declaration o f Trust of MFS Series Trust XIII, dated December 16, 2004, is contained in Post-Effective Amendment No.45 to the Registration Statement for MFS Series Trust XII I (File Nos. 2-74959 and 811-3327), as filed with the Securities and Exchange Co mmission via EDGAR on March 10, 2011, under Rule 485 under the Securities Act of 1933. Such document is incorporated herein by reference.